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                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
              (unaudited - in thousands, except per share data)


                                                        Three months ended
                                                           September 30,
                                                         1996        1995
                                                         -------    -------
Weighted-average number of common shares                   7,946      7,861
Dilutive effect of outstanding stock options                  25        117
                                                              --        ---
Weighted-average number of common and common
equivalent shares outstanding                              7,971      7,978
                                                           -----      -----
Net income                                                $2,327     $3,254
                                                          ======     ======
Net income per common and common equivalent share          $0.29      $0.41
                                                           =====      =====





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